UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 14, 2009

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On September 14, 2009, Blockbuster Inc. (the “Company”) announced its intention to implement a proposed amendment of its credit agreement and an extension of its Term Loan B Facility (“Term Loan B”).

The amendment to our credit agreement is expected to, among other things: (i) extend the final maturity of a portion of our Term Loan B from lenders electing to extend from August 20, 2011 to May 31, 2012; (ii) increase the applicable margin for the interest rate with respect to the extended Term Loan B; (iii) permit the divestiture of non-core international assets and planned store closures; (iv) permit the issuance of senior secured notes and the grant of security interests in the collateral for the senior secured notes; (v) add prepayment requirements with respect to the extended Term Loan B in connection with certain asset sales; (vi) amend certain financial maintenance covenants; and (vii) reduce the quarterly mandatory amortization payments of the extended Term Loan B as compared to the non-extended Term Loan B.

A lender under the Term Loan B that does not consent to the amendment will continue to be a lender under the Term Loan B but will not be subject to the extension of the maturity, lower mandatory amortization payments and the increased interest rates and the prepayment requirements in connection with certain asset sales as provided in the amendment.

The Company is furnishing additional materials herewith to disclose this information pursuant to Regulation FD.

In accordance with general instruction B.2 to Form 8-K, the information in this Form 8-K under Item 7.01 (Regulation FD Disclosure), including the materials furnished as an exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Domestic Store Portfolio Overview Slide

99.2	Continuing Transformation into a Multi-Channel Brand Slide

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: September 15, 2009	By:	/s/ Thomas M. Casey
Thomas M. Casey Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Domestic Store Portfolio Overview

99.2	Continuing Transformation into a Multi-Channel Brand Slide